Exhibit 99.1

RESIGNATION AS DIRECTOR

OF

RMG NETWORKS HOLDING CORPORATION

I, Jeffrey Hayzlett, do hereby resign as a Director of RMG Networks Holding Corporation, a Delaware corporation, effective as of the date hereof.

Dated: August 2, 2018

/s/ Jeffrey Hayzlett
Jeffrey Hayzlett

[Director Resignation – Hayzlett]